Gries & Associates, LLC

Certified PublicAccountants

400 South Colorado Blvd, Ste 870

Denver, Colorado 80246

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Auditors’ Report, dated June 4, 2021, on the financial statements of Alterola Biotech, Inc. as of March 31, 2021, and for the period then ended in the Registration Statement on Form S-1 filed pursuant to Rule 462 (b) of the Securities Act of 1933. We also consent to the application of such report to the financial information in the Registration Statement, when such information is read in conjunction with the financial statements referred to in our report. Further, we consent to being named as an “expert” in auditing and accounting in the registration statement.

We have served as the Company’s auditor since 2021.

Denver, Colorado

April 6, 2022